                                             WESTIN HOTELS LIMITED PARTNERSHIP


                           KALMIA INVESTORS, LLC


FEBRUARY 1, 1999



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                             OFFER TO PURCHASE
                  WESTIN HOTELS LIMITED PARTNERSHIP UNITS
                                    FOR
                            $1,000 CASH PER UNIT

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      KALMIA IS NOT AN AFFILIATE OF THE GENERAL PARTNER OR OF THE PARTNERSHIP.

                 PLEASE CAREFULLY REVIEW THE ENCLOSED TENDER OFFER.
                                         ~
     PAYMENT TO YOU WILL BE MADE WITHIN 5 BUSINESS DAYS FROM (i) MARCH 2, 1999, THE "EXPIRATION DATE" OF THE OFFER (UNLESS EXTENDED), AND (ii) AFTER WRITTEN
      NOTIFICATION FROM THE PARNERSHIP THAT YOUR ADDRESS ON THE RECORDS OF THE
                                    PARTNERSHIP
      HAS BEEN CHANGED TO KALMIA'S ADDRESS.  THE GENRAL PARTNER HAS AGREED TO
                  MAKE THE ADDRESS CHANGE SO A SELLER CAN BE PAID.
                                         ~
     AN AGREEMENT OF SALE IS ENCLOSED WHICH YOU MUST PROPERLY COMPLETE AND DULY
          EXECUTE IN ACCORDANCE WITH THE INSTRUCTIONS AND RETURN TO KALMIA.



           PLEASE CALL US AT (800) 891-4105, IF YOU HAVE ANY QUESTIONS.
                  THANK YOU FOR YOUR CONSIDERATION OF OUR OFFER.

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1650 HOTEL CIRCLE NORTH, SUITE 200 .  SAN DIEGO, CA 92108 .  (800) 891-4105 .
                              FACSIMILE (619) 686-2056

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE, NOR A SOLICITATION OF AN OFFER TO SELL THE SECURITIES. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE AND THE RELATED AGREEMENT OF SALE AND IS NOT BEING MADE (NOR WILL TENDERS BE ACCEPTED FROM) HOLDERS OF UNITS IN ANY JURISDICTION WHICH THE OFFER OR THE ACCEPTANCE THEREOF WILL NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION; IN THOSE JURISDICTIONS WHERE SECURITIES LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                         NOTICE OF OFFER TO PURCHASE FOR CASH
           UP TO 4,900 UNITS OF LIMITED PARTNERSHIP INTERESTS (THE "UNITS")
               OF WESTIN HOTELS LIMITED PARTNERSHIP (THE "PARTNERSHIP")
           BY KALMIA INVESTORS, LLC, A DELAWARE LIMITED LIABILITY COMPANY
                                  (THE "PURCHASER")

The Purchaser is offering to purchase for cash up to 4,900 Units held by the Limited Partners of the Partnership (the "Unit Holders") at $1,000 per Unit upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase and in the related Agreement of Sale (which together constitute the "Offer" and the "Tender Offer Documents").

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, MARCH 2, 1999, UNLESS THE OFFER IS EXTENDED.

     Funding for the purchase of the Units will be provided through the Purchaser's existing working capital.

     The Offer will expire at 12:00 midnight, Eastern Time on March 2, 1999, and unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open (such date and time, as extended the "Expiration Date").

     If the Purchaser makes a material change in the terms of the Offer, or if they waive a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which an offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought will depend upon the facts and circumstances including the materiality of the change with respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought. A minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to Unit Holders. Accordingly, if prior to the Expiration Date, the Purchaser increases (other than increases of not more than two percent of the outstanding Units) or decreases the number of Units being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Unit Holders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

     In all cases payment for the Units purchased pursuant to the Offer will be made only after timely receipt of the Agreement of Sale, properly completed and duly executed, with any required signature guarantees, and any other documents required by such Agreement of Sale.

     Tenders of Units made pursuant to the Offer are irrevocable, except that Unit Holders who tender their Units in response to the Offer will have the right to withdraw their tendered Units at any time prior to the Expiration Date by sending a written notice of withdrawal to the Purchaser specifying the name of the person who tendered the Units to be withdrawn. In addition, tendered Units may be withdrawn at any time after April 2, 1999, unless the tender has theretofore been accepted for payment as provided above.

     If tendering Unit Holders tender more than the number of Units that the Purchaser seeks to purchase pursuant to the Offer, the Purchaser will take into account the number of Units so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of Units tendered by each tendering Unit Holder during the period during which the Offer remains open.

     The terms of the Offer are more fully set forth in the formal Tender Offer Documents which are available from the Purchaser. The Offer contains terms and conditions and the information required by Rule 14d-6(e)(l)(vii) under the Exchange Act which are incorporated herein by reference.

     THE TENDER OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     The Tender Offer Documents may be obtained by written request as set forth below.

     The Tender Offer Documents and, if required, other relevant materials will be mailed to record holders of Units or persons who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Units.

FOR COPIES OF THE TENDER OFFER DOCUMENTS CALL THE DEPOSITORY TOLL FREE AT 1-800-891-4105 OR MAKE A WRITTEN REQUEST ADDRESSED TO ARLEN CAPITAL, LLC, 1650 HOTEL CIRCLE NORTH, SUITE 200, SAN DIEGO, CALIFORNIA 92108.

                              February 1, 1999